EXHIBIT 99.1

ACME Communications Announces Fourth Quarter and Full-Year 2004 Results

Fourth Quarter Net Revenues Grow 11%; Full-Year Broadcast Cash Flow Increases 264%

SANTA ANA, Calif., March 10, 2005 (PRIMEZONE) -- ACME Communications, Inc. (Nasdaq:ACME), the nation's fourth largest affiliate group of the WB Television Network, today announced financial results for the fourth quarter and full year ended December 31, 2004.

ACME's net revenues for the fourth quarter increased 11% to $12.4 million compared to net revenues of $11.2 million in the fourth quarter of 2003. Broadcast cash flow for the quarter was $807,000 compared to broadcast cash flow of $678,000 for the fourth quarter of 2003. EBITDA (as defined in Supplemental Table 1) was negative $477,000 compared to negative $152,000 in the fourth quarter of 2003 on higher corporate expense relating to costs associated with the implementation of provisions of Section 404 of the Sarbanes Oxley Act. In connection with its annual review of goodwill and broadcast licenses as required under Financial Accounting Standard 142, the Company recorded a $3.0 million impairment in the carrying value of its broadcast licenses at three of its smaller market stations, which is reflected as an operating expense. In addition, the Company recorded a $1.0 million charge in the quarter relating to its Richmond, VA construction permit which it has concluded will not likely be granted by the Federal Communications Commission. The Company's loss from continuing operations for the fourth quarter of 2004 was $7.0 million compared to a $7.2 million net loss from continuing operations in the fourth quarter of 2003.

Full-year net revenues increased 8% to $46.9 million compared to net revenues of $43.5 million in calendar 2003. Broadcast cash flow for the full year was $2.6 million, a 264% increase compared to broadcast cash flow of $724,000 for 2003. EBITDA improved to negative $1.4 million compared to negative $2.8 million for 2003. The loss from continuing operations for the twelve months ended December 31, 2004 was $17.3 million compared to a loss from continuing operations for 2003 of $38.1 million. The reductions in the full year losses from continuing operations relate primarily to the reduced interest expense and early extinguishment costs resulting from the Company's repayment of a significant portion of its debt with the proceeds of the sale of the Company's St. Louis, MO and Portland, OR stations in March 2003.

The improvement in broadcast cash flow results for the full-year 2004 reflects the Company's ability to increase overall market share of non-political advertising budgets, which allowed us to increase our margins as revenue growth outstripped the growth in our station operating expenses.

Commenting on the quarter's results, Jamie Kellner, ACME's Chairman and CEO, said, "Despite our stations not directly benefiting from the record political advertising during the fourth quarter, our station group was able to increase its share of non-political business, allowing us to grow our top line 11% year over year. As we look to 2005, however, we see challenges in sustaining near-term revenue growth as our station group's ratings in the November 2004 sweeps period softened, especially in WB Network prime time and access dayparts, and the television broadcast industry continues to experience relatively weak advertising demand, especially on the national side. During the coming year, the Board will continue to monitor its strategic alternatives and explore opportunities to maximize the value of our assets within the constraints of a stalled regulatory environment and challenging advertising market."

Liquidity and Debt

Unrestricted cash on hand as of December 31, 2004 was $1.7 million. The Company's total debt as of December 31, 2004, including obligations for capital leases, was $45.5 million compared to $30.0 million at December 31, 2003. Net debt, net of restricted cash and cash on hand, was $43.8 million at December 31, 2004 compared to $26.8 million at December 31, 2003. As of December 31, 2004, the Company had approximately $24.4 million remaining availability under its senior credit facility. In light of our current sales pacings and relatively soft market conditions (see First Quarter 2005 Outlook below), the Company has amended both its senior credit and its second-lien term note facilities to reduce 2005 quarterly minimum EBITDA covenants.

Use of Broadcast Cash Flow, EBITDA and Same Station Results

GAAP refers to generally accepted accounting principles in the United States. Broadcast cash flow and EBITDA are non-GAAP measures. Broadcast cash flow is commonly used as an indicator of operating performance for broadcasting companies and is also used to value broadcasting assets. EBITDA is used as a performance measure and to measure a company's ability to service debt, as evidenced by the fact that our senior credit facility contains certain financial covenants relating to the Company's EBITDA.

Broadcast cash flow and EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company considers operating loss to be the most comparable GAAP measure to broadcast cash flow and to EBITDA; therefore, the Company has included a reconciliation of broadcast cash flow and EBITDA to operating loss in Supplemental Table 1. Because broadcast cash flow and EBITDA are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, the broadcast cash flow and EBITDA as presented may not be comparable to other similarly titled measures of other companies.

First Quarter 2005 Outlook

Based on current first quarter pacings, the Company currently expects its first quarter 2005 net revenue to be flat over first quarter 2004 net revenues of $11.0 million. We expect cash-based station expenses to increase approximately 3% to 4%, resulting in negative broadcast cash flow of $300,000 to $500,000 compared to broadcast cash flow of $235,000 for the first quarter of 2004.

Fourth Quarter Conference Call

Senior management of ACME will hold a conference call to discuss its fourth quarter results on Thursday, March 10, 2005, at 4:30 p.m. EST. To access the conference call, please dial 973-935-2403. A replay of the conference call will be available through Thursday, March 24, 2005 by dialing (877) 519-4471 (U.S.), or (973) 341-3080 (International), reservation code 5674433. In addition, the Company will provide a live webcast of the conference call on the Company's website, located at www.acmecommunications.com. The webcast will also be archived on the Company's website for one week.

About ACME Communications

ACME Communications, Inc. owns and operates nine television stations serving markets covering 3.7% of the nation's television households, making the Company the fourth largest affiliate group of The WB Television Network. The Company's stations are: KUWB-TV, Salt Lake City, UT; KWBQ-TV and KASY-TV, Albuquerque-Santa Fe, NM; WBDT-TV, Dayton, OH; WBXX-TV, Knoxville, TN; WIWB-TV, Green Bay-Appleton, WI; WBUI-TV, Champaign-Springfield-Decatur, IL; WTVK-TV, Ft. Myers-Naples, FL and WBUW-TV, Madison, WI. All of the Company's stations, except KASY-TV, a UPN affiliate, are WB Network affiliates. ACME's shares are traded on the NASDAQ Stock Market under the symbol: ACME.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements. In addition, when used in this press release, the words "will", "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including (but not limited to) the ratings growth or decline of our programming, including The WB Network, the impact of changes in national and regional economies, including advertising demand, pricing fluctuations in local and national advertising, volatility in programming costs, the inability to secure Federal Communications Commission approval for construction permits, the possibility that we will not meet the financial covenants of our credit agreements and the other risk factors set forth in the Company's Form S-1 Registration Statement filed with the Securities and Exchange Commission (the "SEC") on September 29, 1999, pursuant to the Securities Act of 1933 and in the Company's 2003 Form 10-K/A filed with the SEC on August 11, 2005. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

              ACME Communications, Inc. and Subsidiaries
                 Consolidated Statements of Operations
                 (In thousands, except per share data)

                            Three Months Ended    Twelve Months Ended
                                December 31,          December 31,
                            -------------------   -------------------
                              2004       2003       2004       2003
                            --------   --------   --------   --------
                                (unaudited)

 Net revenues               $ 12,379   $ 11,160   $ 46,936   $ 43,462
                            --------   --------   --------   --------
 Operating expenses:
  Cost of service:
   Programming, including
    program amortization       5,284      4,515     20,426     17,807
   Other costs of service
    (excluding depreciation
    and amortization of
    $1,564 and $1,267 for
    the three months ended
    December 31, 2004 and
    December 31, 2003,
    respectively, and $5,406
    and $4,579 for the year
    ended December 31, 2004
    and December 31, 2003,
    respectively)              2,032      1,688      7,458      6,808
  Selling, general and
   administrative expenses     4,360      4,289     18,252     18,354
  Depreciation and
   amortization                1,575      1,281      5,454      4,644
  Abandoned acquisition-
   related costs               1,025         --      1,025         --
  Impairment of broadcast
   licenses                    2,999      4,000      2,999      4,000
  Corporate expenses           1,284        833      4,052      3,573
                            --------   --------   --------   --------
    Operating expenses        18,559     16,606     59,666     55,186
                            --------   --------   --------   --------
    Operating loss            (6,180)    (5,446)   (12,730)   (11,724)

 Other income (expenses):
  Interest income                  2          6          8        329
  Interest expense            (1,238)      (687)    (3,686)   (12,971)
  Loss on early
   extinguishment of debt         --         (4)        --    (11,054)
  Other, net                     (22)       (91)      (119)      (215)
                            --------   --------   --------   --------
 Loss from continuing
  operations before income
  taxes and minority
  interest                    (7,438)    (6,222)   (16,527)   (35,635)
 Income tax benefit
  (expense), continuing
  operations                     272       (949)    (1,650)    (2,463)
                            --------   --------   --------   --------
 Loss from continuing
  operations before minority
  interest                    (7,166)    (7,171)   (18,177)   (38,098)
 Minority interest               193         --        914         --
                            --------   --------   --------   --------
 Loss from continuing
  operations                  (6,973)    (7,171)   (17,263)   (38,098)
 Discontinued operations:
  Income (loss) from
   discontinued operations       127        (22)       127    113,973
  Income tax expense              --         --       (411)      (907)
                            --------   --------   --------   --------
    Income (loss) from
     discontinued operations     127        (22)      (284)   113,066
                            --------   --------   --------   --------
    Net income (loss)       $ (6,846)  $ (7,193)  $(17,547)  $ 74,968
                            ========   ========   ========   ========
 Income (loss) per share,
  basic and diluted:
   Continuing operations    $  (0.43)  $  (0.43)  $  (1.05)  $  (2.27)
   Discontinued operations      0.01      (0.00)     (0.02)      6.75
                            --------   --------   --------   --------
    Net income (loss)
     per share              $  (0.43)  $  (0.43)  $  (1.07)  $   4.47
                            ========   ========   ========   ========

 Weighted average basic and
  diluted common shares
  outstanding                 16,047     16,767     16,406     16,757
                            ========   ========   ========   ========

      See the notes to the consolidated financial statements.

 Supplemental Table 1
 --------------------

               ACME Communications Inc. and Subsidiaries
  Reconciliation of Operating Loss to Broadcast Cash Flow and EBITDA
                             (Unaudited)
                            (In Thousands)

                              Three Months Ended  Twelve Months Ended
                                 December 31,        December 31,
                              -----------------   -------------------
                                2004      2003      2004       2003
                              -------   -------   --------   --------

 Operating loss               $(6,180)  $(5,446)  $(12,730)  $(11,724)

 Add:
   Amortization of unearned
    compensation at stations       --         8         24         36
   Depreciation and
    amortization                1,575     1,281      5,454      4,644
   Amortization of program
    rights                      3,157     2,731     12,382     10,908
  Abandoned acquisition
   related costs                1,025        --      1,025         --
  Impairment of broadcast
   licenses                     2,999     4,000      2,999      4,000
    Corporate expenses          1,284       833      4,052      3,573
    Minority interest from
     co-production                193        --        914         --
    Adjusted program
     payments(1)               (3,246)   (2,729)   (11,488)   (10,713)
                              -------   -------   --------   --------
       Broadcast cash flow        807       678      2,632        724
 Less:
   Corporate expenses           1,284       833      4,052      3,573
   Amortization of unearned
    compensation at corporate      --        (3)       (10)       (10)
                              -------   -------   --------   --------
      EBITDA                  $  (477)  $  (152)  $ (1,410)  $ (2,839)
                              =======   =======   ========   ========

 Broadcast cash flow
  margin(1)                       6.5%      6.1%       5.6%       1.7%
 EBITDA margin(1)                -3.9%     -1.4%      -3.0%      -6.5%
                              =======   =======   ========   ========

 (1) We define

     - broadcast cash flow as operating income, plus equity-based compensation, depreciation and amortization (including
       impairment of intangibles), LMA fees, amortization of program rights, impairment of broadcast licenses and corporate
       expenses, less program payments -- the latter as adjusted to reflect reductions for liabilities relating to expired rights or rights which have been written-off in connection with
       acquisitions;
     - EBITDA as broadcast cash flow less corporate expenses;
     - broadcast cash flow margin is broadcast cash flow as a
       percentage of net revenues; and
     - EBITDA margin is EBITDA as a percentage of net revenues.

CONTACT:
ACME Communications, Inc.
Tom Allen
714-245-9499

Brainerd Communicators, Inc.
Chris Plunkett or Todd St. Onge
212-986-6667